Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent
The Board of Directors
Platinum Underwriters Holdings, Ltd.:
We consent to the incorporation by reference in the registration statements (No. 333-104257) on Form S-8 and (Nos. 333-113823 and 333-129182) on Form S-3 of Platinum Underwriters Holdings, Ltd. and subsidiaries (“Platinum”) of our reports dated February 27, 2007, with respect to the consolidated balance sheets of Platinum as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Platinum. Our report on the financial statements refers to a change in the method of accounting for share-based payments in 2006.
/s/ KPMG LLP
New York, New York
February 27, 2007